Exhibit 99.1

Sonida Senior Living Announces First Quarter 2026 Results

DALLAS, Texas – May 11, 2026 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA), a leading owner, operator and investor of senior housing communities, today announced its results for the first quarter ended March 31, 2026.
“The first quarter of 2026 marks the beginning of a new phase of evolution for Sonida. With our operating foundation firmly in place, we are entering Phase 3 — Compounding, with clear momentum and a focused strategy for creating long-term value. Our same-store portfolio delivered strong pro forma results in the quarter, with occupancy expanding 220 basis points year-over-year and community NOI increasing 14% with 170 basis points of margin expansion. As we scale across a larger, more integrated portfolio, tools like SPIN, our Sonida Performance Insight Navigator, are becoming central to how our community teams deliver high-quality care, manage resources efficiently, and drive sustainable NOI growth over time.
Alongside our operational progress, we recently introduced a refined capital allocation framework, prioritizing our highest-conviction opportunities, pursuing disciplined external growth, and maintaining balance sheet flexibility, all in service of compounding value deliberately and delivering durable, compelling long-term returns for our shareholders,” said Brandon Ribar, President and CEO.
CHP Merger
As previously announced, on March 11, 2026, the Company completed the acquisition of CNL Healthcare Properties, Inc. (“CHP”), a public non-traded real estate investment trust which owned a national portfolio of 69 high-quality senior housing communities, pursuant to the definitive merger agreement (the “Merger Agreement”), by and among the Company, CHP and its affiliates (the “CHP Merger”). Under the terms of the Merger Agreement, the Company acquired 100% of the outstanding common stock of CHP in a stock and cash transaction valued at approximately $1.8 billion, with approximately 66% of the consideration paid in the form of newly issued Sonida Common Stock and approximately 34% paid in cash. Specifically, each share of CHP common stock was converted into $2.32 in cash and 0.1318 shares of Sonida common stock, which was determined by dividing (a) $4.58 by (b) the volume weighted average price (“VWAP”) of Sonida common stock during a measurement period prior to closing of the transaction was $35.93 and subject to a collar of 15% below the transaction reference price for the Sonida common stock of $26.74 (the “Transaction Reference Price”) and 30% above the Transaction Reference Price.
First Quarter 2026
•Resident revenue increased $29.1 million, or 36.7%, comparing Q1 2026 to Q1 2025 driven by the CHP Merger.
•Pro forma1 weighted average occupancy at-share for the Company’s Same-Store Portfolio increased 220 basis points to 87.2% in Q1 2026 from 85.0% in Q1 20252.
•Net loss attributable to Sonida shareholders for Q1 2026 was $41.2 million, as compared to $12.5 million for Q1 2025. This increase is primarily due to a $25.5 million increase in transaction, transition and restructuring costs in connection with the CHP Merger.
•Q1 2026 Adjusted EBITDA and Pro forma Adjusted EBITDA, at-share, non-GAAP measures, were $21.5 million and $48.0 million, respectively, as compared to $13.6 million and $43.8 million, respectively, in Q1 2025.
•Results for the Company’s Same-Store Portfolio communities were as follows:
◦Q1 2026 vs. Q1 20251:
▪Pro forma Revenue Per Available Unit (“RevPAR”) increased 780 basis points to $4,601.
▪Pro forma Revenue Per Occupied Unit (“RevPOR”) increased 500 basis points to $5,274.
▪Q1 2026 Community Net Operating Income, at-share and pro forma community Net Operating Income, at-share, non-GAAP measures, were $26.0 million and $48.0 million, respectively, as compared to $19.0 million and $42.1 million, respectively, for Q1 2025.3
▪Q1 2026 Community Net Operating Income Margin, at-share and pro forma community Net Operating Income Margin, at-share, non-GAAP measures, were 28.9% and 31.2% as compared to 28.5% and 29.5%, respectively, for Q1 2025.3
1 References in this release to “pro forma” give effect to the Company’s acquisition of CHP as if it occurred on the first day of the periods presented. These numbers are estimates based on ranges and subject to revision. The pro forma numbers presented in this discussion are based on the midpoint of the estimated range. See “CHP Adjusted Pro Forma Financial Measures” on page 13 of this release for further discussion.
2 Please see “Definitions” on page 9 of this release for the definitions of Same-Store Community Portfolio, RevPAR, and RevPOR.
3 Please see pages 9-12 of this release for reconciliations of non-GAAP financial measures.

◦Q1 2026 vs. Q4 20251:
▪Pro forma RevPAR increased 230 basis points to $4,601.
▪Pro forma RevPOR increased 220 basis points to $5,274.
▪Q1 2026 Community Net Operating Income, at-share and pro forma community Net Operating Income, at-share, a non-GAAP measure, were $26.0 million and $48.0 million, respectively, as compared to $20.7 million and $44.6 million, respectively, for Q4 2025.3
▪Q1 2026 Community Net Operating Income Margin, at-share and pro forma community Net Operating Income Margin, at-share, a non-GAAP measure, were 28.9% and 31.2% as compared to 29.2% and 29.7%, respectively, for Q4 2025.3
CHP Merger Capitalization
As previously announced, on March 10, 2026, the Company entered into a bridge loan agreement to provide for $270 million of bridge debt financing (the “Bridge Facility”). In addition, the Company incurred aggregate borrowings of $245 million under its revolving credit facility (“Revolving Credit Facility”) and $525 million under its permanent term loans facility (the “Term Loans”). The Company’s Revolving Credit Facility has a leverage-based pricing matrix of Secured Overnight Financing Rate (“SOFR”) plus 1.35% margin and SOFR plus 2.00% margin, and a matures on March 10, 2030. The Term Loans are comprised of two equal tranches: a three-year tranche that matures March 10, 2029 and a five-year tranche that matures March 10, 2031. The Term Loans are subject to a leverage-based pricing matrix between SOFR plus 1.30% margin and SOFR plus 1.95% margin. The proceeds of the Bridge Facility, together with the proceeds of the Term Loans and the Revolving Credit Facility, were used to fund a portion of the cash consideration paid to the holders of common stock of CHP pursuant to the Merger Agreement, to repay certain existing unsecured senior indebtedness of CHP, to pay certain fees and expenses incurred in connection with the foregoing, to refinance the borrowings under the Company’s then existing revolving credit facility, and for general corporate purposes. The Bridge Facility will mature on March 9, 2027. The Bridge Facility is subject to a leverage-based pricing matrix between SOFR plus 1.35% margin and SOFR plus 2.00% margin; provided that the margin applicable to the Bridge Facility will increase by 0.25% on each date that is 90, 180 and 270 days after March 10, 2026. The Company entered into a SOFR-based interest rate cap (“IRC”) to reduce exposure to the variable interest rate fluctuations associated with the Bridge Facility. The IRC has a total cost of $35 thousand, an aggregate notional amount of $270 million, a 12-month term and a cap rate of 4.25%. The Bridge Facility is expected to be replaced through property-level financing prior to its maturity. The Company entered into a SOFR-based IRC to reduce exposure to the variable interest rate fluctuations associated with the Term Loans. The IRC has a total cost of $0.6 million, an aggregate notional amount of $262.5 million, a 36-month term and a cap rate of 4.50%.
On March 30, 2026, the Company incurred an additional $25 million in permanent term loans under the Term Loans facility, and on March 31, 2026, incurred an additional $25 million on the Revolving Credit Facility when it added an incremental lender into the two debt facilities. On March 31, 2026 the Company repaid $50 million of loans outstanding under the Bridge Facility. As a result of the transaction, as of March 31, 2026 the Term Loans increased to $550 million in permanent term loans in two equal tranches, the Revolving Credit Facility increased to a commitment of $430 million, and the Bridge Facility decreased to $220 million.
On May 7, 2026, the Company added an incremental lender to its Revolving Credit Facility and Term Loans facility, increasing each by $25 million. The funds were used on May 7, 2026 to repay $50 million of loans outstanding under the Bridge Facility. As a result of the transaction, as of May 7, 2026, the Term Loans increased to $575 million in permanent term loans in two equal tranches, the Revolving Credit Facility increased to a commitment of $455 million, and the Bridge Facility decreased to $170 million.
In addition, to provide cash funding for the CHP Merger, entities affiliated with Conversant Capital, LLC and Silk Partners LP, two of the Company’s largest shareholders, funded an aggregate amount of $110 million, less $1.2 million in issuance costs, in exchange for the issuance of 4,113,688 of Sonida Common Stock on March 11, 2026 in a private placement pursuant to Section 4(a)(2) of the Securities Act at a price per share equal to the Transaction Reference Price of $26.74, in accordance with certain investment agreements.
____________________________________________________________
1 References in this release to “pro forma” give effect to the Company’s acquisition of CHP as if it occurred on the first day of the periods presented. These numbers are estimates based on ranges and subject to revision. The pro forma numbers presented in this discussion are based on the midpoint of the estimated range. See “CHP Adjusted Pro Forma Financial Measures” on page 13 of this release for further discussion.
3 Please see pages 9-12 of this release for reconciliations of non-GAAP financial measures.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
THREE MONTHS ENDED March 31, 2026
(in thousands)

Results of Operations
Three months ended March 31, 2026 as compared to three months ended March 31, 2025
Revenues
Resident revenue for the three months ended March 31, 2026 was $108.4 million as compared to $79.3 million for the three months ended March 31, 2025, representing an increase of $29.1 million, or 36.7%. The increase in resident revenue was primarily attributable to an additional 54 senior housing operating properties (“SHOP”) communities acquired in connection with the CHP Merger, and to a lesser extent, increases in occupancy and average rent rates on the remaining owned communities.
Rental income of $1.7 million for the three months ended March 31, 2026 was derived from the 15 triple-net (“NNN”) senior housing communities that were acquired in connection with the CHP Merger.
Expenses
Operating expenses for the three months ended March 31, 2026 were $82.7 million as compared to $60.4 million for the three months ended March 31, 2025, representing an increase of $22.3 million, or 36.8%. The increase was primarily attributable to an increase in operating expenses related to the 54 additional SHOP communities acquired during 2026.
General and administrative expenses for the three months ended March 31, 2026 were $10.5 million as compared to $8.5 million for the three months ended March 31, 2025, representing an increase of $2.0 million. The increase was primarily due to a result of an increase in stock-based compensation of $1.4 million combined with an increase in labor and employee related expenses of $0.8 million to support the Company’s growth initiatives, partially offset by a $0.2 million decrease in other expenses.
Transaction, transition and restructuring costs were $26.1 million and $0.6 million for the three months ended March 31, 2026 and 2025, respectively. The costs incurred during this quarter primarily include legal, audit, banking and other costs to support the Company’s recent debt and restructuring activities in connection with the CHP Merger.
Interest expense for the three months ended March 31, 2026 was $12.8 million as compared to $9.4 million for the three months ended March 31, 2025, representing an increase of $3.4 million, which was primarily due to the incremental borrowings associated with the financing of the CHP Merger.
Other income (expense), net for the three months ended March 31, 2026 increased $1.1 million as compared to the three months ended March 31, 2025, primarily driven by $0.6 million in other income for recognized gross employee retention credits received from Coronavirus Aid, Relief, and Economic Security Act funding for businesses that had certain employee costs and were affected by the coronavirus pandemic.
As a result of the foregoing factors, the Company reported net loss attributable to Sonida shareholders of $41.2 million and $12.5 million for the three months ended March 31, 2026 and March 31, 2025, respectively.

Liquidity and Capital Resources
On May 7, 2026, the Company added an incremental lender to its Revolving Credit Facility and Term Loans facility, increasing each by $25 million and incurring $0.4 million in lender fees. The funds were used on May 7, 2026 to repay $50 million of loans outstanding under our Bridge Facility. As a result of the transaction, as of May 7, 2026, the Term Loans increased to $575 million in term loans in two equal tranches, the Revolving Credit Facility increased to a commitment of $455 million (with $278 borrowed thereunder), and the Bridge Facility decreased to $170 million.
Cash Flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Three Months Ended March 31,
	2026	2025	Change
Net cash provided by (used in) operating activities	$(35,889)	$3,823	$(39,712)
Net cash used in investing activities	(923,335)	(7,945)	(915,390)
Net cash provided by (used in) financing activities	1,029,176	(2,548)	1,031,724
Increase (decrease) in cash and cash equivalents	$69,952	$(6,670)	$76,622
In addition to approximately $84.3 million of unrestricted cash as of March 31, 2026, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations, borrowings under our Revolving Credit Facility, proceeds from debt financings, refinancings or loan modifications, and proceeds from equity offerings. These transactions are expected to provide additional financial flexibility to us and increase our liquidity position. On March 11, 2026, the holders of all of the outstanding shares of Series A Preferred Stock converted all of such shares to shares of our common stock. As a result, no shares of Series A Preferred Stock remained outstanding, and no further dividends will be payable.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financings and refinancings, purchases and sales of assets, equity offerings and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short- and long-term capital requirements.
We will need to refinance all or a portion of our indebtedness on or before maturity, including the $170 million Bridge Facility (inclusive of our recent financing above) that will mature in March 2027. We expect to repay the Bridge Facility in 2026 with the net proceeds of additional financing transactions secured by certain of the CHP properties, including any property-level agency or mortgage financing. We cannot assure you that we will be able to refinance any of our indebtedness on attractive terms on or before maturity or on commercially reasonable terms or at all.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our 2025 Annual Report on Form 10-K filed with the SEC on March 12, 2026.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the three months ended March 31, 2026 on Monday May 11, 2026, at 11:00 a.m. Eastern Time. To participate, dial 833-461-5787 (or +1 585-542-9983 for international callers), meeting ID 375340529. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/375340529. The webcast will be available for replay for 12 months on the Company’s investor relations website and a transcript of the call will be posted shortly after the conference call ends.

About the Company
Dallas-based Sonida Senior Living, Inc., is one of the largest, pure-play owner-operators and investors in U.S. senior living communities, with a focus on independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at the senior housing communities we operate. As of March 31, 2026, the Company owns, manages or is invested in 165 senior housing communities with over 16,400 total units across 35 states, including 153 owned senior housing communities (inclusive of 54 managed by third-party property managers, 15 leased pursuant to triple-net leases, three owned through a joint venture investment in a consolidated entity and four owned through a joint venture investment in an unconsolidated entity) and 12 communities that the Company manages on behalf of a third-party.
Safe Harbor
This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2026, and also include the following: the Company’s disclosure of adjusted pro forma financial ranges giving effect to the CHP Merger, including that final results may differ from the disclosed estimates, the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; elevated market interest rates that increase the cost of certain of our debt obligations; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures, in particular, the Company’s ability to refinance its Bridge Facility on the terms and within the timeline expected, or at all; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; litigation relating to the CHP Merger that has been or could be instituted against CHP, the Company and our respective directors; our ability to integrate our business with CHP successfully, and to achieve the anticipated benefits; the possibility that companies that the Company has acquired (including CHP) or may acquire could have undiscovered liabilities, or that companies or assets that the Company has acquired (including CHP) or may acquire could involve other unexpected costs or may strain the Company’s management capabilities; potential adverse reactions or changes to business relationships resulting from the CHP Merger; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain internal controls over financial reporting; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.
For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Investor Relations
Megan Caldwell
VP, Investor Relations
megan.caldwell@sonidaliving.com
ir@sonidaliving.com

Jason Finkelstein
jfinkelstein@sonidaliving.com

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenues:
Resident revenue	$108,427	$79,255
Rental income	1,695	—
Management fee income	1,145	1,061
Managed community reimbursement revenue	11,365	11,607
Total revenues	122,632	91,923
Expenses:
Operating expense	82,676	60,414
General and administrative expense	10,463	8,472
Transaction, transition and restructuring costs	26,094	610
Depreciation and amortization expense	19,960	13,686
Managed community reimbursement expense	11,365	11,607
Third-party property management fees	1,048	—
Total expenses	151,606	94,789
Other income (expense):
Interest income	219	242
Interest expense	(12,833)	(9,446)
Loss from equity method investment	(208)	(330)
Other income (expense), net	554	(550)
Loss before provision for income taxes	(41,242)	(12,950)
Provision for income taxes	(208)	(75)
Net loss	(41,450)	(13,025)
Less: Net loss attributable to noncontrolling interests	222	496
Net loss attributable to Sonida shareholders	(41,228)	(12,529)

Dividends on Series A convertible preferred stock	(1,093)	(1,409)
Deemed dividend on induced conversion of Series A convertible preferred stock	(19,069)	—
Net loss attributable to common shareholders	$(61,390)	$(13,938)

Weighted average common shares outstanding — basic	25,694	18,047
Weighted average common shares outstanding — diluted	25,694	18,047

Basic net loss per common share	$(2.39)	$(0.77)
Diluted net loss per common share	$(2.39)	$(0.77)

Sonida Senior Living, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets:
Current assets
Cash and cash equivalents	$84,284	$11,008
Restricted cash	15,940	19,264
Accounts receivable, net of allowance for credit losses of $5.1 million and $2.6 million, respectively	26,002	18,611
Prepaid expenses and other assets	10,824	6,373
Assets held for sale	9,459	9,453
Derivative assets	182	8
Deferred issuance costs	—	13,163
Total current assets	146,691	77,880
Property and equipment, net	2,201,292	736,188
Investment in unconsolidated entity	8,581	8,789
Intangible assets, net	197,555	19,743
Goodwill	63,950	—
Other assets, net	9,152	2,245
Total assets (a)	$2,627,221	$844,845
Liabilities:
Current liabilities
Accounts payable	$18,177	$4,705
Accrued expenses	66,423	71,663
Current portion of debt, net of deferred loan costs	218,673	7,291
Deferred income	13,104	7,275
Federal and state income taxes payable	1,232	292
Liabilities held for sale	13,619	—
Other current liabilities	2,435	379
Total current liabilities	333,663	105,134
Long-term debt, net of deferred loan costs	1,403,684	682,450
Other long-term liabilities	856	1,006
Total liabilities (a)	1,738,203	788,590
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; none authorized, none issued and outstanding as of March 31, 2026 and 41 shares authorized, 41 shares issued and outstanding as of December 31, 2025	—	51,249
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares - 15,000 as of March 31, 2026 and December 31, 2025; none issued or outstanding, except Series A convertible preferred stock as noted above as of December 31, 2025	—	—
Common stock, $0.01 par value:
Authorized shares - 100,000 as of March 31, 2026 and 30,000 as of December 31, 2025; 47,359 and 18,770 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	474	188
Additional paid-in capital	1,416,615	490,804
Retained deficit	(532,231)	(491,003)
Total Sonida shareholders’ equity (deficit)	884,858	(11)
Noncontrolling interest:	4,160	5,017
Total equity	889,018	5,006
Total liabilities, redeemable preferred stock and equity	$2,627,221	$844,845
(a) The condensed consolidated balance sheets include the following amounts related to our consolidated Variable Interest Entity (VIE): $1.4 million and $1.8 million of Cash and cash equivalents; $2.1 million and $2.0 million of Restricted cash; $0.3 million and $0.4 million of Accounts receivable, net; and $29.3 million and $28.8 million of Property and equipment, net; $2.3 million and $2.8 million of Intangible assets, net; $1.1 million and $1.0 million of Accounts payable; $0.7 million and $0.7 million of Accrued expenses; $0.3 million and $0.3 million of Deferred income; $19.9 million and $21.5 million of Debt, net of deferred loan costs; and $0.1 million and $0.1 million of Other long-term liabilities, in each case, as of March 31, 2026 and December 31, 2025, respectively.

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(41,450)	$(13,025)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,960	13,686
Amortization of deferred loan costs	765	421
Loss on derivative instruments, net	(393)	490
Loss from equity method investment	208	330
Provision for credit losses	1,041	695
Non-cash stock-based compensation expense	2,396	973
Other non-cash items	114	179
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable, net	(2,535)	1,807
Prepaid expenses	1,686	805
Other assets, net	(421)	(62)
Accounts payable and accrued expenses	(1,865)	(3,476)
Federal and state income taxes payable	202	69
Deferred income	(15,666)	1,043
Customer deposits	69	(112)
Net cash provided by (used in) operating activities	(35,889)	3,823
Cash flows from investing activities:
Acquisition of new businesses, net of cash acquired	(913,002)	—
Return of investment in unconsolidated entity	—	392
Acquisition of noncontrolling interest	(3,577)
Capital expenditures	(6,756)	(8,337)
Net cash used in investing activities	(923,335)	(7,945)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	108,780	—
Proceeds from issuance of debt	1,102,500	—
Repayments of debt	(159,013)	(918)
Distributions to noncontrolling investors in joint ventures	—	(132)
Purchase of derivative assets	(1,202)	—
Series A convertible preferred induced conversion consideration and closing costs	(5,125)	—
Dividends paid on Series A convertible preferred stock	(1,093)	(1,409)
Deferred loan costs paid	(15,175)	(38)
Other financing costs	(496)	(51)
Net cash provided by (used in) financing activities	1,029,176	(2,548)
Increase (decrease) in cash and cash equivalents and restricted cash	69,952	(6,670)
Cash, cash equivalents, and restricted cash at beginning of period	30,272	39,087
Cash, cash equivalents, and restricted cash at end of period	$100,224	$32,417

DEFINITIONS
RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period. The RevPAR calculation does not include rental income.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period. RevPOR is a significant driver of our senior housing revenue performance.
Same-Store Portfolio is defined by the Company as SHOP communities that are wholly or partially owned, and operational for the full year in each year beginning as of January 1st of the prior year. Our management uses Same-Store Portfolio operating results and data for decision making and components of executive compensation, and we believe such results and data provide useful information to investors, because it enables comparisons of revenue, expense, and other operating measures for a consistent portfolio over time without giving effect to the impacts of communities that were not consolidated and operational for the comparison periods, communities acquired or disposed during the comparison periods (or planned for disposition).
Non Same-Store Portfolio is defined by the Company as SHOP communities that are wholly or partially owned and either (i) not operational or not owned for the full year in each year beginning as of January 1st of the prior year or (ii) have undergone or are undergoing strategic repositioning as a result of significant changes in the business model, care offerings, and/or capital re-investment plans, that in each case, have disrupted, or are expected to disrupt, normal course operations. These communities will be included in the Same-Store Portfolio once operating under normal course operating structures for the full year in each year beginning as of January 1st of the prior year.
Senior Housing Operating Properties (SHOP) “Senior Housing” is defined as residential real estate assets designed to accommodate the needs of senior residents, including but not limited to independent living, assisted living, and memory care facilities. Within this category, “Senior Housing Operating Properties” (SHOP) refers exclusively to those properties in which the Company, directly or through third-party management agreements, maintains operational control and bears the associated risks and rewards of ownership, including but not limited to occupancy, revenue generation, and operating expenses. For the avoidance of doubt, this definition expressly excludes senior housing properties subject to triple net lease (“NNN”) agreements. Under such agreements, operational responsibilities, including property management, operating expenses, and financial performance, are borne solely by the lessee, and the Company’s involvement is limited to receiving fixed rental payments. As such, NNN Portfolio assets are not included within the scope of the SHOP portfolio.
NNN Portfolio is defined by the Company as wholly owned seniors housing properties that are leased to third-party tenants under triple-net or similar lease structures, where the tenant bears all or substantially all of the costs (including cost for real estate taxes, utilities, insurance and ordinary repairs). Sonida is not involved in property management.

NON-GAAP FINANCIAL MEASURES
This earnings release contains the financial measures (1) Net Operating Income, (2) Net Operating Income Margin, (3) Adjusted EBITDA, and (4) Same-store amounts for these metrics, each of which is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP, which are included below.
The Company believes that presentation of Net Operating Income and Net Operating Income Margin as performance measures is useful to investors because such measures are some of the metrics used by the Company’s management to evaluate the performance of the Company’s owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the Company’s owned communities, and to make day-to-day operating decisions. The Company also believes that the presentation of such non-GAAP financial measures and Adjusted EBITDA is useful to investors because such measures provide an assessment of operational factors that management can impact in the short-term, primarily revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.
Net Operating Income and Net Operating Income Margin have material limitations as performance measures, including the exclusion of general and administrative expenses that are necessary to operate the Company and oversee its communities. Furthermore, such non-GAAP financial measures and Adjusted EBITDA exclude (i) interest that is necessary to operate the Company’s business under its current financing and capital structure, and (ii) depreciation, amortization, and impairment charges that may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures. The Company may also incur income/expense similar to those for which adjustments may be made and such income/expense may significantly affect the Company’s operating results.

Net Operating Income and Net Operating Income Margin (Unaudited)
Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other income (expense), provision for income taxes, management fees, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, transaction, transition and restructuring costs, impairment of long-lived assets, loss from equity method investment, casualty loss, non-recurring settlement fees, non-income tax, and non-property tax. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. The Company presents these non-GAAP measures on a consolidated community and same-store community basis.
The following table presents a reconciliation of the Non-GAAP Financial Measures of Net Operating Income and Net Operating Income Margin, in each case, on a consolidated community and same-store community basis to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(Dollars in thousands)	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Same-Store community Net Operating Income, at-share (1)
Net loss	$(41,450)	$(13,025)	$(30,146)
General and administrative expense	10,463	8,472	11,121
Transaction, transition and restructuring costs	26,094	610	8,986
Third-party management fees	1,048	—	—
Depreciation and amortization expense	19,960	13,686	14,809
Long-lived asset impairment	—	—	7,792
Interest income	(219)	(242)	(481)
Interest expense	12,833	9,446	10,008
Loss from equity method investment	208	330	283
Other (income) expense, net	(554)	550	(1,337)
Provision for income taxes	208	75	76
Management fee income	(1,145)	(1,061)	(1,090)
Other operating expenses (2)	1,313	1,300	1,323
Consolidated community Net Operating Income	28,759	20,141	21,344
Net Operating Income attributable to unconsolidated investments(3)	685	504	623
Net Operating Income attributable to noncontrolling interests(4)	(517)	(193)	(387)
Net Operating Income for Non Same-Store communities (1)	(2,947)	(1,416)	(879)
Same-Store community Net Operating Income, at-share	25,980	19,036	20,701
Resident revenue	108,427	79,255	86,260
Resident revenue attributable to unconsolidated investments(3)	2,595	2,287	2,409
Resident revenue attributable to noncontrolling interests(4)	(2,067)	(1,607)	(1,945)
Resident revenue for Non Same-Store communities (1)	(18,934)	(13,043)	(15,931)
Same-Store SHOP resident revenue, at-share	$90,021	$66,892	$70,793
Same-Store SHOP Net Operating Income Margin, at-share	28.9%	28.5%	29.2%
(1) Q1 2026 excludes 27 Non Same-Store consolidated communities. Q1 2025 excludes 13 Non Same-Store consolidated communities. Q4 2025 excludes 16 Non Same-Store consolidated communities.
(2) Includes casualty loss, non-recurring settlement fees, income tax and personal property tax.
(3) Sonida’s interests in joint ventures in which we are the minority partner.
(4) Minority partners’ interests in joint ventures where Sonida is the majority partner.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for credit losses, long-lived asset impairment, casualty losses, and transaction, transition and restructuring costs.

The following table presents a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA and Adjusted EBITDA, at-share pro forma to the most directly comparable GAAP financial measure of net loss for the periods indicated:

(In thousands)	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Adjusted EBITDA
Net loss	$(41,450)	$(13,025)	$(30,146)
Depreciation and amortization expense	19,960	13,686	14,809
Stock-based compensation expense	2,396	973	1,426
Provision for credit losses	1,041	695	1,062
Interest income	(219)	(242)	(481)
Interest expense	12,833	9,446	10,008
Long-lived asset impairment	—	—	7,792
Other (income) expense, net	(554)	550	(1,337)
Provision for income taxes	208	75	76
Casualty losses (1)	1,220	775	748
Transaction, transition and restructuring costs (2)	26,094	632	8,986
Adjusted EBITDA	$21,529	$13,565	$12,943
Noncontrolling interest (3)	(382)	(88)	(252)
Pro rata adjusted EBITDA for unconsolidated joint venture (4)	759	719	735
Adjusted EBITDA, at-share (5)	$21,906	$14,196	$13,426
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction, transition and restructuring costs relate to legal and professional fees incurred for transactions, restructuring projects, or related projects, and other.
(3) Minority partners’ interests in joint ventures where Sonida is the majority partner.
(4) Sonida’s interests in joint ventures in which we are the minority partner.
(5) At-share applies to Sonida's ownership share in JVs. KZ JV acquisition (Sonida's 32.71% ownership share) and Palatine JV acquisition (Sonida's 51% ownership share).

CHP ADJUSTED PRO FORMA FINANCIAL MEASURES

Certain measures presented during our earnings call and in this earnings release have been further adjusted below to effect to the CHP Merger as if it was consummated on the first day of the period presented, as we believe such adjustment provides investors with useful information about the combined business. These pro forma adjustments have been calculated based on CHP’s internal management accounts and reporting. We believe that the adjustments represent a reasonable estimate for CHP’s business for the relevant periods; however, there can be no assurance that the combined business would have achieved the same results if we had acquired CHP at the beginning of such periods.

Our pro forma financial statements for the year ended December 31, 2025 and three months ended March 31, 2026 are not yet complete. The preliminary estimates presented below were prepared by, and are the responsibility of, the Company’s management, based upon a number of assumptions. We have provided ranges, rather than specific amounts, for the preliminary results described below primarily because our pro forma financial statements are not complete, and the calculations are subject to revision as we integrate CHP into our accounting and control systems. Such revisions may be significant. We may identify items that would require us to make adjustments to the preliminary set forth below.

This preliminary estimated financial data should not be viewed as a substitute for consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”) or our pro forma financial statements prepared in accordance with Article 11 of Regulation S-X. The Company plans to file pro forma financial statements for the year ended December 31, 2025 and March 31, 2026 on a Form 8-K within the month of May. Our independent registered public accounting firm has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the ranges below and does not express an opinion or any other form of assurance with respect thereto.

The Company is not able to provide a reconciliation of the CHP adjustments to their most directly comparable GAAP financial measures without unreasonable efforts due to the timing of and visibility into the underlying data used to conform to the presentation of the Company and its filing peers.

For the three months ended March 31, 2026, we estimate that CHP would have contributed between $21.0 million and $23.0 million, $22.5 million and $25.0 million, and $60.5 million and $67.0 million to our reported community net operating income, Adjusted EBITDA, and resident revenue, respectively.

For the three months ended March 31, 2025, we estimate that CHP would have contributed between $22.0 million and $24.0 million, $21.5 million and $24.0 million, and $72.0 million and $80.0 million to our reported community net operating income, Adjusted EBITDA, and resident revenue, respectively.

For the three months ended December 31, 2025, we estimate that CHP would have contributed between $22.5 million and $25.0 million, $22.5 million and $25.0 million, and $75.5 million and $83.5 million to our reported community net operating income, Adjusted EBITDA, and resident revenue, respectively.